EX 3.5
State of Delaware
Secretary of State
Division of Corporations
Delivered 04:51 PM 03/04/2022
FILED 04:51 PM 03/04/2022
CERTIFICATE OF CORRECTION    SR 20220890584 - File Number 3742785
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
FARMER BROS. CO.
Farmer Bros. Co., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY THAT:
1.The name of the Corporation is Farmer Bros. Co.
2.The Corporation filed the Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware (the “Secretary of State”) on September 9, 2019 (the “A&R Certificate of Incorporation”). The A&R Certificate of Incorporation requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.
3.The inaccuracy or defect of the A&R Certificate of Incorporation to be corrected herein is that the A&R Certificate of Incorporation inadvertently omitted a reference to the Certificate of Designations of Series A Convertible Participating Cumulative Perpetual Preferred Stock of the Corporation, as filed with the Secretary of State on October 2, 2017.
4.Paragraph (d) of Article FOURTH of the A&R Certificate of Incorporation is hereby corrected to read in its entirety as follows:
“(d) Preferred Stock. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non- cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the

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Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Pursuant to foregoing authority conferred upon the Board of Directors, the Board of Directors adopted resolutions creating a series of 21,000 shares of Preferred Stock designated as “Series A Convertible Participating Cumulative Perpetual Preferred Stock” (the “Series A Preferred Stock”) and filed a Certificate of Designations of the Corporation with the Secretary of State of the State of Delaware on October 2, 2017. The voting powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of the Series A Preferred Stock are set forth in Appendix A hereto and are incorporated herein by reference.”
5.The A&R Certificate of Incorporation is further corrected by attaching Appendix A hereto as Appendix A to the A&R Certificate of Incorporation.
6.All other provisions of the A&R Certificate of Incorporation remain unchanged.
[Signature Page Follows]

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        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed by its duly authorized officer as of the 4th day of March, 2022.

                                FARMER BROS. CO.

                                By: /s/ Scott Drake
                                Name: Scott Drake
                                Title: CFO

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Appendix A
DESIGNATION OF SERIES A CONVERTIBLE PARTICIPATING CUMULATIVE
PERPETUAL PREFERRED STOCK
The designation and number of shares of the Series A Convertible Participating Cumulative Perpetual Preferred Stock of the Corporation, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

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Section 1. Designation. The series of Preferred Stock established by this Certificate of Designations is designated as the “Series A Convertible Participating Cumulative Perpetual Preferred Stock” (the “Series A Preferred Stock”). Each share of Series A Preferred Stock will be identical in all respects to every other share of Series A Preferred Stock. The Series A Preferred Stock will have a par value of $1.00 per share.
Section 2. Number of Shares. The authorized number of shares of Series A Preferred Stock is 21,000. Shares of Series A Preferred Stock that are purchased or otherwise acquired by the Corporation, or converted in accordance with the terms hereof, will not be reissued as shares of Series A Preferred Stock and will (upon the filing, if required, of any appropriate certificates with the Secretary of State of the State of Delaware) become authorized but unissued shares of Preferred Stock.
Section 3. Definitions. As used herein with respect to Series A Preferred Stock:
“Board of Directors” has the meaning set forth in the preamble of this Certificate of Designations.
“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
“By-Laws” means the bylaws of the Corporation, as they may be amended from time to time.
“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.
“Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.
“Certificate of Incorporation” means the certificate of incorporation of the Corporation, as it may be amended from time to time, and includes this Certificate of Designations, as it may be amended from time to time.
“Change of Control” means any of the following events:
(a)a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Corporation or its Wholly Owned Subsidiaries, or their respective employee benefit plans, files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the Corporation's common equity representing more than 50% of the voting power of all of the Corporation's then-outstanding common equity; or
(b)the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to any Person; or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of the Corporation pursuant to which the persons that directly or indirectly “beneficially owned” (as defined below) all classes of the

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Corporation's common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than 50% of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Change of Control pursuant to this clause (b);
provided, however, that a transaction or event described in clause (a) or (b) above will not constitute a Change of Control if at least 90% of the consideration received or to be received by the holders of Common Stock (excluding cash payments for fractional shares or pursuant to dissenters rights), in connection with such transaction or event, consists of shares of common stock listed (or depositary receipts representing shares of common stock, which depositary receipts are listed) on any U.S. national securities exchange, or that will be so listed when issued or exchanged in connection with such transaction or event, and such transaction or event constitutes a Common Stock Change Event whose Reference Property consists of such consideration.
For the purposes of this definition of “Change of Control,” whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.
“Close of Business” on any day means 5:00 P.M., New York City time, on such day. “Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock, $1.00 par value per share of the Corporation, subject to Section 10(h). “Common Stock Change Event” has the meaning set forth in Section 10(h).
“Conversion Consideration” means the consideration due, pursuant to Section 10(c), upon the settlement of the conversion of any Series A Preferred Stock.
“Conversion Date” means: (a) with respect to the conversion of any share of Series A Preferred Stock pursuant to Section 10(a), the first Business Day on which the requirements set forth in Section 10(a)(ii) to convert such share are satisfied; and (b) with respect to the conversion of any share of Series A Preferred Stock pursuant to Section 10(b), the date the Corporation fixes as the Conversion Date thereof pursuant to the last sentence of Section 10(b)(i).
“Conversion Notice” means a notice substantially in the form attached hereto as Exhibit B.
“Conversion Price” initially means $38.32 per share of Common Stock. The Conversion Price is subject to adjustment pursuant to Section 10(f). Whenever this Certificate of Designations refers to the Conversion Price as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Price as of the Close of Business on such date.
“Conversion Proposal” has the meaning set forth in Section 10(c)(iv).
“Corporation” has the meaning set forth in the first paragraph of this Certificate of Designations. “Defined Benefit Plan” means the Boyd Coffee Company Pension Plan.
“Determination Date” has the meaning set forth in Section 10(c)(iv). “Distributed Property” has the meaning set forth in Section 5(b)(ii).

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rules thereunder.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.
“Excess Common Stock Cash Dividends” has the meaning set forth in Section 5(b)(i). “Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Holder” means a Person in whose name one or more shares of the Series A Preferred Stock are registered.
“Initial Series A Preferred Stock” means the 21,000 shares of Series A Preferred Stock issued on the Issue Date or thereafter pursuant to that certain Asset Purchase Agreement, dated as of August 18, 2017, among Boyd Coffee Company, Farmer Bros. Co. and the other parties named therein.
“Issue Date” means October 2, 2017.
“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation, other than Series A Preferred Stock, that ranks junior to the Series A Preferred Stock as to either (a) the payment of dividends (whether such dividends are cumulative or non-cumulative) or (b) the distribution of assets in connection with any liquidation, dissolution or winding up of the affairs of the Corporation.
“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed; provided, however, that if the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization; provided, further, that if the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from a nationally recognized independent investment banking firm selected by the Corporation.
“Liquidation Parity Stock” means any class or series of stock of the Corporation, other than Series A Preferred Stock, that ranks equally with the Series A Preferred Stock as to the distribution of assets in connection with any liquidation, dissolution or winding up of the affairs of the Corporation.
“Liquidation Preference” means, with respect to any liquidation, dissolution or winding up of the affairs of the Corporation, an amount, per share of Series A Preferred Stock, equal to the greater of (a) the Stated Value, plus accrued and unpaid Regular Dividends, per share of Series A Preferred Stock as of the date the Liquidation Preference is paid; and (b) the amount, per share of Series A Preferred Stock, that the Holder thereof would have received if such Holder had converted such share into

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Common Stock (and, if applicable, cash in lieu of any fractional share) immediately before such liquidation, dissolution or winding up.
“Mandatory Conversion” has the meaning set forth in Section 10(b)(i).
“Mandatory Conversion Notice” has the meaning set forth in Section 10(b)(ii).

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.
“Open of Business” on any day means 9:00 A.M., New York City time, on such day.
“Parity Stock” means any class or series of stock of the Corporation, other than Series A Preferred Stock, that ranks equally with the Series A Preferred Stock as to (a) the payment of dividends (whether such dividends are cumulative or non-cumulative) and (b) the distribution of assets in connection with any liquidation, dissolution or winding up of the affairs of the Corporation. “Participating Cash Dividend” has the meaning set forth in Section 5(b)(i).
“Participating Non-Cash Dividend” has the meaning set forth in Section 5(b)(ii).
“Pension Liability Satisfaction Date” means the first date, if at all, when the Defined Benefit Plan has been terminated in accordance with all applicable Internal Revenue Service and Pension Benefit Guaranty Corporation requirements and all plan assets thereunder have been timely distributed in accordance with such requirements.
“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.
“Preferred Stock” means any series of preferred stock of the Corporation, including the Series A Preferred Stock.
“Preferred Stock Equivalent Dividend” means, with respect to any cash dividend or distribution declared on all or substantially all outstanding Common Stock, an amount equal to the product of (a) the amount of cash to be paid per share of Common Stock pursuant to such dividend or distribution; and (b) the quotient obtained by dividing (i) the Stated Value per share of Series A Preferred Stock on the record date for such dividend or distribution by (ii) the Conversion Price in effect on such record date.
“Record Date” means (a) any Regular Dividend Record Date for a Regular Dividend; (b) any record date for a Participating Cash Dividend or Participating Non-Cash Dividend fixed pursuant to Section 5(b)(iii); and (c) any other record date fixed by the Board of Directors (or a committee thereof) with respect to any other dividend or distribution on the Series A Preferred Stock.
“Reference Property” has the meaning set forth in Section 10(h). “Reference Property Unit” has the meaning set forth in Section 10(h). “Regular Dividend” has the meaning set forth in Section 5(a)(i).

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“Regular Dividend Payment Date” means each March 31, June 30, September 30 or December 31, beginning on December 31, 2017 (or, with respect to any shares of Series A Preferred Stock originally issued after the Issue Date, such other date as may be set forth in the resolution of the Board of Directors (or a committee thereof) providing for such issuance or as may be set forth in the certificate representing such shares).

“Regular Dividend Record Date” means, with respect to any Regular Dividend Payment Date, the March 15, June 15, September 15 or December 15, as applicable, immediately preceding such Regular Dividend Payment Date.
“SEC” means the U.S. Securities and Exchange Commission.
“Stated Value” initially means $1,000 per share of Series A Preferred Stock; provided, however, that the Stated Value of each share of Series A Preferred Stock is subject to adjustment pursuant to Section 5(a)(ii) and Section 5(d); provided, further, that whenever this Certificate of Designations refers to the Stated Value as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Stated Value as of the Close of Business on such date.
“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (b) any partnership or limited liability company where (i) more than 50% of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (ii) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.
“Trading Day” means any day on which (a) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (b) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.
“Transfer” means to sell, offer to sell, contract or agree to sell, hypothecate, gift, pledge, assign, grant any option to purchase, dispose of or agree to dispose of, or otherwise alienate by operation oflaw or otherwise, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act.
“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.
Section 4. Ranking. The Series A Preferred Stock will, with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets in

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connection with any liquidation, dissolution or winding up of the Corporation, rank (a) on parity with Parity Stock and (b) senior to Junior Stock.
Section 5. Dividends. The Series A Preferred Stock will not have any rights to dividends except as provided in subsection (a) or (b) of this Section 5.
(a)    Regular Dividends.

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(i)Generally. Subject to the other provisions of this Section 5(a), the Holders of each share of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of any funds legally available therefor, cash dividends (“Regular Dividends”) that (1) are in an amount, per share of Series A Preferred Stock, equal to 3.5% per annum of the Stated Value of such share in effect on the applicable Regular Dividend Record Date; and (2) are payable quarterly in arrears on each Regular Dividend Payment Date to the Holders of such share as of the Close of Business on the immediately preceding Regular Dividend Record Date. Regular Dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months.
(ii)Cumulation of Dividends. Regular Dividends on each share of Series A Preferred Stock will (x) begin to accrue from, and including, the Issue Date (or, if later, the date such share is originally issued); and (y) if not declared and paid, will be cumulative as provided in the immediately following sentence. The amount of any Regular Dividend or portion thereof that has accrued, but is unpaid, on any share of Series A Preferred Stock on any Regular Dividend Payment Date will, regardless of whether such Regular Dividend is declared, be added to the Stated Value of such share from, and including, the Open of Business on such Regular Dividend Payment Date; provided, however, that, upon any subsequent payment of all accumulated Regular Dividends on such share in respect of such added amount (or any portion of such added amount), such added amount (or such portion thereof) will be deducted from the Stated Value of such share. For the avoidance of doubt, in no event will the Stated Value of any share of Series A Preferred Stock be so reduced to an amount that is less than $1,000.
(iii)Prohibition on Certain Dividends or Distributions on Junior Stock. Following the first Regular Dividend Payment Date, unless full, accumulated Regular Dividends have been paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Series A Preferred Stock through, but excluding, the immediately preceding Regular Dividend Payment Date, no dividend will be declared or paid on any shares of Junior Stock (other than any dividends payable solely in Junior Stock) and no Junior Stock will be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (x) as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of shares of any class of Junior Stock for or into shares of any other class of Junior Stock; and (y) through the use of the proceeds of a substantially contemporaneous sale of Junior Stock).
(iv)Legal Holidays. If any Regular Dividend Payment Date relating to a Regular Dividend that has been declared is not a Business Day, then, notwithstanding anything to the contrary herein, the payment of such Regular Dividend may be made on the immediately following Business Day, and no additional Regular Dividend will accrue on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “Business Day.”
Participating Dividends.
(i)Participating Cash Dividends. In each calendar quarter from, and including, the calendar quarter in which the Issue Date occurs, the Corporation will not declare or pay any cash dividend or distribution on all or substantially all of the outstanding Common Stock, if the sum of the Preferred Stock Equivalent Dividends for (x) such cash dividend or distribution

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and (y) each other cash dividend or distribution on all or substantially all of the outstanding Common Stock declared during such calendar quarter exceeds (such excess, the “Excess Common Stock Cash Dividends”) the sum of (x) the Regular Dividend per share of Series A Preferred Stock that would have accrued for such calendar quarter and (y) if applicable, the sum of all other Participating Cash Dividends per share of Series A Preferred Stock declared during such calendar quarter, unless the Corporation simultaneously declares (and sets aside a sum sufficient to pay) a cash dividend (a “Participating Cash Dividend”) on the Series A Preferred Stock in an amount, per share of Series A Preferred Stock, equal to such Excess Common Stock Cash Dividends.

(ii) Participating Non-Cash Dividends. The Corporation will not declare or pay any dividend or distribution on all or substantially all of the outstanding Common Stock payable in any consideration other than cash (such consideration, the “Distributed Property”) (other than (x) a dividend, distribution, stock split or stock combination as to which an adjustment to the Conversion Price is required pursuant to Section 10(1)(i); or (y) any distribution pursuant to stockholder rights plan, except to the extent, and only to the extent, provided in Section 10(g)) unless the Corporation simultaneously declares (and sets aside sufficient Distributed Property to pay) a dividend (a “Participating Non-Cash Dividend”) of Distributed Property on the Series A Preferred Stock, payable in an amount of Distributed Property per share of Series A Preferred Stock equal to the product of (1) the amount of Distributed Property distributed per share of Common Stock in such dividend or distribution and (2) the quotient obtained by dividing (x) the aggregate Stated Value per share of Series A Preferred Stock on the record date for such dividend or distribution by (x) the Conversion Price in effect on such record date.

(iii)Record and Payment Dates. Each Participating Cash Dividend or Participating Non-Cash Dividend will have a record date and payment date that occurs on the record date and payment date, respectively, of the dividend or distribution on all or substantially all of the outstanding Common Stock giving rise to such Participating Cash Dividend or Participating Non-Cash Dividend, as applicable.
(c)Dividends Subject to Declaration; No Right to Interest. Notwithstanding anything herein to the contrary, (i) the Series A Preferred Stock will not entitle the Holders thereof to receive any dividends or distributions not declared by the Board of Directors or a duly authorized committee of the Board of Directors; and (ii) without limiting the generality of Section 5(a)(ii), no interest, or sum of money in lieu of interest, will be payable in respect of any dividend or distribution not so declared.
(d)Payment of Dividends and Distributions upon Conversion. If the Conversion Date with respect to any share of Series A Preferred Stock to be converted is on or before a Record Date for a dividend or distribution that has been declared on the Series A Preferred Stock, then the Holder of such share of Series A Preferred Stock will not have the right to receive such dividend or distribution. If the Conversion Date with respect to any share of Series A Preferred Stock to be converted is after a Record Date for a dividend or distribution that has been declared on the Series A Preferred Stock but on or prior to the date such dividend or distribution is to be paid, then (i) the Holder of such share of Series A Preferred Stock at the Close of Business on such Record Date will have the right to receive such dividend or distribution notwithstanding such conversion; and (ii) if such dividend or distribution is a Regular Dividend that, when paid, would have resulted in a reduction of the Stated Value of such share of Series A Preferred Stock pursuant to the proviso to the first sentence of Section 5(a)(ii), then (x) such reduction will be given effect as of such Conversion Date for purposes of determining the

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Conversion Consideration due upon such conversion; and (y) the amount of such Regular Dividend will be calculated without giving effect to such reduction.

Section 6. Liquidation Rights.
(a)Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the Holders of Series A Preferred Stock will be entitled to receive, per share of Series A Preferred Stock, out of the assets of the Corporation or proceeds thereof legally available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Stock, in full an amount equal to the Liquidation Preference per share of Series A Preferred Stock.
(b)Partial Payment. If, in any liquidation, dissolution or winding up described in Section 6(a) above, the assets of the Corporation or proceeds thereof are not sufficient to pay the full Liquidation Preferences of all outstanding Series A Preferred Stock and the liquidation preference of all outstanding Liquidation Parity Stock, then the amounts paid to the holders of Series A Preferred Stock and to the holders of all such other Liquidation Parity Stock will be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the outstanding shares of Series A Preferred Stock and the aggregate liquidated preferences of the outstanding shares of all such other Liquidation Parity Stock. For these purposes, the “liquidation preference” of any share of Liquidation Parity Stock means the amount payable to the holder(s) of such share in such liquidation, dissolution or winding up assuming no limitation on the assets of the Corporation available for distribution.
(c)Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 6, the merger or consolidation of the Corporation with or into any other corporation or other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease, exchange or other disposition (for cash, securities or other property) of all or substantially all of the assets of the Corporation, will not constitute a liquidation, dissolution or winding up of the affairs of the Corporation.
Section 7. No Redemption. Without limiting the generality of Section 10, the Series A Preferred Stock will not be redeemable at the election of the Corporation or any Holder.
Section 8. Maturity. The Series A Preferred Stock will be perpetual unless converted in accordance herewith.
Section 9. Voting Rights.
(a)Generally. The Holders of Series A Preferred Stock will not have any voting rights except as set forth in this Section 9 or as otherwise required by law.
(b)Right to Vote on an As-Converted Basis. Except as otherwise required by law, so long as any Series A Preferred Stock is outstanding, each share of Series A Preferred Stock will entitle the Holder(s) thereof to vote together with the holders of Common Stock on all matters submitted for a vote of, or consent by, holders of the Common Stock. For these purposes, each Holder will be deemed to be the holder of record, on the record date for each such vote or consent, of a number of shares of Common Stock equal to the quotient (rounded down to the nearest whole

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number) obtained by dividing (i) the aggregate Stated Value of the shares of Series A Preferred Stock held by such Holder on such record date by (ii) the Conversion Price in effect on such record date.
(c)Other Voting Rights. Except as otherwise required by law, so long as any Series A Preferred Stock is outstanding, the vote or consent of the Holders of at least a majority of the outstanding shares of Series A Preferred Stock at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for such purpose, will be necessary for effecting or validating any amendment, alteration or repeal of any provision of the Certificate of Incorporation, including this Certificate of Designations, that materially and adversely affects the special rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole; provided, however, that for these purposes, any increase in the amount of the authorized or issued Series A Preferred Stock or the authorized Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, of any other series of Preferred Stock or other stock of the Corporation ranking senior to, equally with or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative), or the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation, will be deemed not to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.
(d)    Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such meeting, the obtaining of written consents and any other aspect or matter with regard to such meeting or consents will be governed by any rules that the Board of Directors (or a duly authorized committee thereof), in its discretion, may adopt from time to time, which rules and procedures will conform to the requirements of the Certificate of Incorporation, the By-Laws, applicable law and any applicable rules of any national securities exchange or other trading facility on which the Series A Preferred Stock is listed or traded at the time.
Section 10. Conversion.
(a)    Conversion at the Holders' Election.
(i)    Right to Convert. Each share of Series A Preferred Stock may be converted, at the election of the older thereof, into Conversion Consideration only in the following circumstances
(1)if a Change of Control occurs, then the Corporation will deliver notice of such Change of Control to the Holders at least ten Business Days before the anticipated effective date of such Change of Control, and a Holder may convert such Holder's Series A Preferred Stock at any time from, and including, the date such notice is so sent to, and including, the tenth Business Day after such effective date; and
(2)of the Initial Series A Preferred Stock, the Holder(s) thereof may convert, in the aggregate, (i) 4,200 shares of the Initial Series A Preferred Stock beginning one year after the Issue Date; (ii) an additional 6,300 shares of the Initial Series A Preferred Stock beginning two years after the Issue Date; and

EX 3.5
(iii) the remaining 10,500 shares of the Initial Series A Preferred Stock beginning three years after the Issue Date.
provided, however, that Series A Preferred Stock may be surrendered for conversion only after the open of business and before the close of business, at the location of the Corporation's primary corporate offices or that of the transfer agent for the Series A Preferred Stock, on a day that is a Business Day.
(ii)    Conversion Procedures.

(1)Generally. To convert any share of Series A Preferred Stock pursuant to Section 10(a)(i), the Holder thereof must, subject to the rules of any applicable clearance and settlement system on which the Series A Preferred Stock are admitted, (w) complete, manually sign and deliver to the Corporation a Conversion Notice; (x) deliver such share of Series A Preferred Stock to the Corporation (at which time such conversion will become irrevocable); (y) furnish any endorsements and transfer documents that the Corporation may require; and (z) pay any amounts due pursuant to Section 10(a)(ii)(2).
(2)Taxes and Duties. If a Holder converts any share of Series A Preferred Stock, the Corporation will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock upon such conversion; provided, however, that if any tax or duty is due because such Holder requested such shares to be issued in a name other than such Holder's name, then such Holder will pay such tax or duty and, until having received a sum sufficient to pay such tax or duty, the Corporation may refuse to deliver any such shares to be issued in a name other than that of such Holder.
(b)    Mandatory Conversion at the Corporation's Election.
(i)Generally. The Corporation will have the right, exercisable at its election at any time on or after the date that is one year after the Issue Date, to cause all, but not less than all, of the outstanding Series A Preferred Stock to automatically convert (a “Mandatory Conversion”), if the Last Reported Sale Price per share of Common Stock exceeds the Conversion Price on each of at least 20 Trading Days (whether or not consecutive) during the 30 consecutive Trading Days ending on, and including, the Trading Day immediately before the date the Corporation sends the related Mandatory Conversion Notice pursuant to Section 10(b)(ii). The Conversion Date of any such mandatory conversion will be a Business Day of the Corporation's choosing that is no less than 20 calendar days, nor more than 60 calendar days after, the date that the Corporation sends such Mandatory Conversion Notice.
(ii)Notice of Mandatory Conversion. The Corporation will send to Holders notice of any Mandatory Conversion (a “Mandatory Conversion Notice”), which notice will state (1) the Conversion Date of such Mandatory Conversion; (2) the date by which the Corporation will deliver the related Conversion Consideration; and (3) the Conversion Price in effect as of the date of such Mandatory Conversion Notice.
(iii)Effect of Mandatory Conversion. If the Corporation sends a Mandatory Conversion Notice pursuant to Section 10(b)(ii), then (1) a Conversion Date will be deemed to

EX 3.5
occur, on the date fixed therefor by the Corporation pursuant to the last sentence of Section 10(b)(i), with respect to all Series A Preferred Stock then outstanding and for which an earlier Conversion Date has not occurred; (2) all such Series A Preferred Stock will be converted (regardless of whether such Series A Preferred Stock is delivered to the Corporation) as provided in this Section 10 as if each Holder of such Series A Preferred Stock delivered a Conversion Notice electing to convert all of such Series A Preferred Stock and providing for the issuance of the shares of Common Stock due upon such conversion in the name of such Holder.
(c)    Settlement Upon Conversion.
(i)Generally. Upon the conversion of any share of Series A Preferred Stock, the Corporation will, subject to the other provisions of this Section 10(c), deliver, to the Holder(s) of such share, on or before the third Business Day after the Conversion Date for such Conversion, a number of shares of Common Stock equal the quotient obtained by dividing (i) the Stated Value of such share of Series A Preferred Stock on such Conversion Date (which, for the avoidance of doubt, is subject to clause (ii)(x) of Section 5(d)) by (ii) the Conversion Price in effect on such Conversion Date.
(ii)Cash in Lieu of Fractional Shares of Common Stock. If the number of shares of Common Stock otherwise deliverable pursuant to this Section 10(c) upon conversion of any Series A Preferred Stock is not a whole number, then such number will be rounded down to the nearest whole number and the Corporation will deliver, in addition to the other Conversion Consideration due upon such conversion, cash in lieu of the related fractional share in an amount equal to the product of (1) such fraction and (2) the Last Reported Sale Price per share of Common Stock on the Conversion Date for such conversion (or, if such Conversion Date is not a Trading Day, the immediately preceding Trading Day).
(iii)Conversion of Multiple Shares by a Single Holder. If a Holder converts more than one share of Series A Preferred Stock on a single Conversion Date, then the Conversion Consideration due in respect of such conversion will (to the extent permitted by, and practicable under, the procedures of any clearance and settlement system on which the Series A Preferred Stock are admitted) be computed based on the total number of shares of Series A Preferred Stock converted on such Conversion Date by such Holder.
(iv)NASDAQ Matters. Notwithstanding anything herein to the contrary, in no event will the number of shares of Common Stock issuable upon conversion of the Initial Series A Preferred Stock exceed, in the aggregate, 3,367,515 shares (subject to proportionate adjustment for stock dividends, stock splits and combinations and similar transactions), unless the Corporation first complies, to the extent applicable, with all stockholder approval rules of the NASDAQ Global Select Market. If, and only if, on any date (the “Determination Date”) after the Issue Date, the total number of shares of Common Stock issuable upon conversion of the then-outstanding Initial Series A Preferred Stock (assuming all such then-outstanding Initial Series A Preferred Stock were immediately converted on such date) would exceed the limit set forth in the preceding sentence, and the stockholder approval rules of the NASDAQ Global Select Market would require stockholder approval for the issuance of shares of Common Stock in excess of such limit, then the Corporation will submit a proposal to its stockholders to vote on such stockholder approval (the “Conversion Proposal”) at its next regular annual meeting of

EX 3.5
stockholders, if reasonably practicable given the scheduled date of such annual meeting and the applicable notice and proxy statement delivery requirements in connection therewith, and recommend that its stockholders vote in favor of the Conversion Proposal. If, for any reason, the Corporation does not submit the Conversion Proposal to its stockholders to vote on such stockholder approval at an annual or special meeting held (and has not otherwise obtained such stockholder approval) within 12 months following the Determination Date, then the Corporation will submit the Conversion Proposal for approval by its stockholders at an annual or special meeting to be held within 120 days following the expiration of such 12-month period and recommend that its stockholders vote in favor of the Conversion Proposal. For the avoidance of doubt, if stockholder approval of the Conversion Proposal is not obtained, following a vote thereon by the Corporation's stockholders, at any such annual or special meeting, then the Corporation will not be under any obligation to thereafter seek such stockholder approval again

(d)    Effect of Conversion.
(i)Effect on Series A Preferred Stock. At the Close of Business on the Conversion Date for any share of Series A Preferred Stock, such share will be deemed to cease to be outstanding (and, for the avoidance of doubt, no Person will be deemed to be a Holder of such share as of the Close of Business on such Conversion Date), except to the extent provided in Section 5(d).
(ii)Holder of Record of Conversion Shares. The Person in whose name any share of Common Stock is issuable upon conversion of any Series A Preferred Stock will be deemed to become the holder of record of such share as of the Close of Business on the Conversion Date for such conversion.
(e)    Reserve and Status of Common Stock Issued upon Conversion.
(i)Stock Reserve; Compliance with Securities Laws and Stock Exchange Rules. At all times when any Series A Preferred Stock is outstanding, the Corporation will reserve, out of its authorized but unissued and unreserved shares of Common Stock, a number of shares of Common Stock sufficient to permit the conversion of all then-outstanding Series A Preferred Stock at the then-applicable Conversion Price. The Corporation will take all necessary action to ensure that the issuance of shares of Common Stock upon conversion of any Series A Preferred Stock does not violate the Securities Act of 1933, as amended, any applicable state securities laws or the applicable requirements of any national securities exchange on which the Common Stock is then listed.
(ii)Status of Conversion Shares. Each share of Common Stock delivered upon conversion of any Series A Preferred Stock will be duly and validly issued, fully paid and non-assessable.
(f)    Adjustments to the Conversion Price.
(i)    Stock Dividends, Splits and Combinations. If the Corporation issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Corporation effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which the provisions set forth in Section 10(h) will apply), then the Conversion Price will be adjusted based on the following formula:

EX 3.5
CPI = CP0 x (OS. / OS1)
where:
CPO    = the Conversion Price in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;
CPI    = the Conversion Price in effect immediately after the Open of Business on such Ex-Dividend Date or the Open of Business on such effective date, as applicable;

OS0    = the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS I    = the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this Section 10(f)(i) is declared or announced, but not so paid or made, then the Conversion Price will be readjusted, effective as of the date the Board of Directors (or a committee thereof) determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Price that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced. No later than five Business Days after the effective date of any adjustment to the Conversion Price pursuant to this Section 1O(f)(i), the Corporation will provide notice, in accordance with Section 14, of such adjustment to the Holders setting forth, in reasonable detail, the calculation of such adjustment and the facts upon which it is based.
(ii)    Conversion Price Adjustment where Converting Holders Participate in the Relevant Transaction or Event.
Notwithstanding anything to the contrary herein, if:
(1)a Conversion Price adjustment for any dividend or distribution becomes effective on any Ex-Dividend Date pursuant to Section 10(f)(i);
(2)any Series A Preferred Stock is to be converted;
(3)the Conversion Date for such conversion occurs on or after such Ex-Dividend Date and on or before the related record date;
(4)the Conversion Consideration due upon such conversion includes any whole shares of Common Stock based on a Conversion Price that is adjusted for such dividend or distribution; and
(5)such shares would be entitled to participate in such dividend or distribution (including pursuant to Section 10(d)(ii)), then (x) such Conversion Price adjustment will not be given effect for such conversion; and (y) the shares of Common Stock, if any, issuable upon such conversion based on such unadjusted Conversion Price will be entitled to participate in such dividend or distribution.

EX 3.5
(iii)    Voluntary Adjustments. To the extent permitted by law and applicable stock exchange rules, the Corporation, from time to time, may (but is not required to) decrease the Conversion Price by any amount if (1) the Board of Directors (or a committee thereof) determines that such decrease is either (x) in the best interest of the Corporation; or (y) advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (2) such decrease is in effect for a period of at least 20 Business Days; (3) such decrease is irrevocable during such period; and (4) the Corporation provides notice, in accordance with Section 14, to the Holders of such decrease no later than the first date such decrease takes effect.
(iv)    Calculations. All calculations with respect to the Conversion Price and adjustments thereto will be made to the nearest cent (with 0.5 of a cent rounded upward).
(g)Stockholder Rights Plans. If any shares of Common Stock are to be issued upon conversion of any Series A Preferred Stock and, at the time of such conversion, the Corporation has in effect any stockholder rights plan, then the Holder of such Series A Preferred Stock will be entitled to receive, in addition to, and concurrently with the delivery of, the Conversion Consideration otherwise payable hereunder upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, a Participating Non-Cash Dividend will be made pursuant to Section 5(b)(ii) on account of such separation as if, at the time of such separation, the Corporation had made a distribution of the type referred to in such Section to all holders of the Common Stock.
(h)Common Stock Change Events. If there occurs any:
(i)recapitalization, reclassification or change of the Common Stock (other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value and (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities);

(ii)consolidation, merger, combination or binding share exchange involving the Corporation;

(iii)sale, lease or other transfer of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to any Person; or

(iv)other similar event,
and, as a result of which, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary herein,

EX 3.5
(1)at the effective time of such Common Stock Change Event, (x) the Conversion Consideration due upon conversion of any Series A Preferred Stock will be determined in the same manner as if each reference to any number of shares of Common Stock in this Section 10 (or in any related definitions) were instead a reference to the same number of Reference Property Units; (y) for purposes of Section 10(b), each reference to any number of shares of Common Stock in such Section (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units; and (z) for purposes of the definition of “Change of Control,” the term “Common Stock” and “common equity” will be deemed to mean the common equity, if any, forming part of such Reference Property; and
(2)or these purposes, the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Corporation (or, in the case of cash denominated in U.S. dollars, the face amount thereof).
If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be (x) the weighted average, per share of Common Stock, of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election; or (y) if no holders of Common Stock affirmatively make such an election, the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock.
Section 11. Certificates Representing the Series A Preferred Stock. Shares of Series A Preferred Stock may be certificated or uncertificated, at the Corporation's election. If certificated, the shares of Series A Preferred Stock will be issued in substantially the form set forth in Exhibit A hereto, with such legends, additions or modifications as may be made at the Corporation's sole discretion.
Section 12. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent will be affected by any notice to the contrary.
Section 13. Restrictions on Transfer of Initial Series A Preferred Stock. Each Holder of any shares of Initial Series A Preferred Stock, by its acceptance of such shares, agrees that, beginning on the Issue Date and ending on, and including, the earlier of (x) the Conversion Date for a Mandatory Conversion, (y) the Conversion Date for an elective conversion pursuant to Section 1 0(a)(i)(2) (solely with respect to shares of Common Stock issued upon such elective conversion) or (z) the date that is three years after the Issue Date, such Holder will not, without the prior written consent of the Corporation, (a) Transfer any of such shares of Initial Series A Preferred Stock or any underlying shares of Common Stock; (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Initial Series A Preferred Stock or any underlying shares of Common Stock, whether any such transaction is to be settled by delivery of Series A Preferred Stock, Common Stock, in cash or otherwise; or (c) publicly announce an intention to effect any transaction specified in clause (a) or (b); provided, however, that the foregoing restrictions on transfer set forth in clause (a) above will not apply to any transfer, on or after the Issue Date, of shares of Initial Series A Preferred Stock by the Holder thereof

EX 3.5
to a shareholder of such Holder, provided (x) such transfer is not for value; and (y) each such shareholder executes and delivers to the Corporation, before such transfer is effected, such instrument or instruments as the Corporation may reasonably request evidencing such shareholder's agreement to the restrictions set forth in this Section 13, which restrictions will continue to apply as provided above to such transferred Initial Series A Preferred Stock and any shares of Common Stock issued upon the conversion thereof. Notwithstanding anything to the contrary contained herein, prior to the Pension Liability Satisfaction Date, no Holder will Transfer any shares of Initial Series A Preferred Stock (or any Common Stock issued or issuable upon conversion thereof) without the prior written consent of the Corporation, which consent may be withheld in its sole discretion; provided, however, that, with respect to any proposed sale of shares of Common Stock issued upon conversion of the Initial Series A Preferred Stock in accordance with Section 10(a)(i), the Corporation will at any time or from time to time consent to a sale of a number of shares of Common Stock up to the number of shares of Common Stock that would, upon such sale, result in proceeds that do not exceed an aggregate dollar amount that, assuming that all such proceeds were immediately contributed to the Defined Benefit Plan and the Defined Benefit Plan was terminated immediately following such contribution, would cause Boyd Coffee Company to incur an excise tax under Section 4980 of the Code, solong as the proceeds from the sale of such shares are immediately contributed to the Defined Benefit Plan. Any Transfer or other similar action in violation of this Section 13 will be null and void.
Section 14. Notices. All notices or communications in respect of Series A Preferred Stock will be sufficiently given if given in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission, electronic transmission or other similar means of unsecured electronic communication or overnight air courier guaranteeing next day delivery. For purposes hereof, the Corporation may maintain or cause to be maintained a register of the Holders of the Series A Preferred Stock and, absent manifest error, may assume that the address of each Holder set forth therein is the true address of such Holder for purposes hereof; provided, however, that, by notice to the Corporation, a Holder may provide a different address for such Holder and direct the Corporation to amend such register accordingly.
Section 15. No Preemptive Rights. No share of Series A Preferred Stock will have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
Section 16. No Other Rights. The shares of Series A Preferred Stock will not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law
.

EX 3.5
EXHIBIT A
FORM OF SERIES A PREFERRED STOCK
[Insert any applicable legends]
Farmer Bros. Co.
Series A Convertible Participating Cumulative Perpetual Preferred Stock
Certificate No. [    ]
This instrument represents [ 1 shares of a duly authorized series of preferred stock of Farmer Bros. Co., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation,” which term includes the successors of Farmer Bros. Co.), titled the “Series A Convertible Participating Cumulative Perpetual Preferred Stock” (the “Series A Preferred Stock”). The Series A Preferred Stock has the voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, set forth in the Corporation's certificate of incorporation, as it may be amended from time to time, including the Corporation's certificate of designations relating to the Series A Preferred Stock, as it may be amended from time to time, or as provided by applicable law.
The shares of Series A Preferred Stock represented hereby are registered in the name of [    ], having an address of [    ].
[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

EX 3.5
A-1

EX 3.5
IN WITNESS WHEREOF, Farmer Bros. Co. has caused this instrument to be executed as of the date set forth below. FARMER BROS. CO.
Date:
By:
Name:
Title:
Name:
Title:

EX 3.5
A-2

EX 3.5
EXHIBIT B
CONVERSION NOTICE
Farmer Bros. Co.
Series A Convertible Participating Cumulative Perpetual Preferred Stock
Subject to the terms of the Certificate of Designations, by executing and delivering this Conversion Notice, the undersigned Holder of the Series A Preferred Stock identified below directs the Corporation to convert (check one):
❑all shares
❑shares
of the Series A Preferred Stock that are (check one):
❑represented by Certificate No.
❑uncertificated.
Date:
(Legal Name of Holder)
By:
Name:
Title:

EX 3.5
B-1